UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2015

Ohr Pharmaceutical, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-88480	#46-5622433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Third Avenue, 11th Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212)-682-8452

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 26, 2015, Ohr Pharmaceutical, Inc. (the “Company”) announced the appointment of Avner Ingerman, MD, aged 51, as Chief Clinical Officer of the Company.

Dr. Ingerman is an ophthalmologist, with more than 15 years of pharmaceutical industry product development. He was the R&D director of Johnson & Johnson in Israel and the UK and the clinical leader of Alcaftadine (Lastacaft®) development. He later became the Vice President of Ophthalmology at Regeneron Pharmaceuticals, responsible for the Aflibercept (Eylea®) development program, conducted in collaboration with Bayer Healthcare. Dr. Ingerman also served as the Senior Vice President, Retina, at Ora, Inc. Since February of 2011, Dr. Ingerman has been the President of ATIS Consultants, an independent consultant for ophthalmic pharmaceutical development, serving numerous companies. Dr. Ingerman received his MD degree from the Tel-Aviv University Sackler School of Medicine. He completed his ophthalmology residency at the Rabin Medical Center in Israel.

Dr. Ingerman will be responsible for the management and operation of Ohr’s clinical development programs, including the planned Phase III trials of OHR-102 in wet-AMD and additional studies evaluating OHR-102 in other retinal indications.

In connection with his hiring, Dr. Ingerman and the Company have entered into an employment agreement dated February 24, 2015 (the “Employment Agreement”) governing the terms of Dr. Ingerman’s employment and his initial compensation arrangements. The initial term of the Employment Agreement will be until December 31, 2017, subject to automatic renewal for successive one (1) year periods unless either party delivers written notice of non-renewal.

Dr. Ingerman will receive (i) a base annual salary of $230,000 during the period from the hire date until December 31, 2015, $250,000 during the 2016 calendar year, and $275,000 during the 2017 calendar year; (ii) a $50,000 sign-on bonus; (iii) five-year options for 200,000 common shares under the Company’s 2014 Stock Incentive Plan (subject to the ratification by the Company’s stockholders of the increase in shares available under 2014 Stock Incentive Plan at the Company’s annual meeting), which will vest over the initial term; (iv) 60,000 restricted common shares which will vest over the initial term; and (v) will be eligible to receive a performance bonus of $120,000 for calendar 2015, plus, at the discretion of the Company’s Compensation Committee, an additional bonus in the range of $50,000 to $100,000, and, at the end of each of calendar 2016 and 2017, and any subsequent renewal period, a bonus to be awarded at the discretion of the Compensation Committee, expected to be in the range of $100,000 to $300,000. Dr. Ingerman will also receive standard employee benefits during the term of his employment.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 10.52 to this Current Report on Form 8-K.

Dr. Ingerman has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities and Exchange Commission.

Item 8.01 Other Events

On February 26, 2015, the Company issued a press release announcing the appointment of Dr. Ingerman, a copy which is furnished as Exhibit 99.1 to this Current Report on Form 8-K. This information, including the information contained in the press release furnished as Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any of the Company’s filings, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.52	Employment Agreement between Ohr Pharmaceutical, Inc. and Avner Ingerman, dated February 24, 2015

99.1	Press Release, dated February 26, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OHR PHARMACEUTICAL, INC.

By:	/s/ Irach Taraporewala
Dr. Irach Taraporewala, President and CEO
Dated:	February 26, 2015